                                                                    EXHIBIT 99.1

                  [LETTERHEAD OF UNUMPROVIDENT APPEARS HERE]


                                 NEWS RELEASE


                                 July 25, 2001

FOR IMMEDIATE
RELEASE

                  UnumProvident Reports After-tax Operating
                         Income of $146.3 Million for
                            Second Quarter of 2001

                            -----------------------

          Results Reflect a Modest Improvement Over Year Ago Results;
           New Annualized Sales in Continuing Lines Grow 18.4 Percent



   Portland, ME and Chattanooga, TN - UnumProvident Corporation (NYSE: UNM) today reported after-tax operating income before net realized investment gains and losses of $146.3 million ($0.60 per diluted common share) for the second quarter of 2001, compared to $142.0 million ($0.59 per diluted common share) for the second quarter of 2000.

   Net income for the second quarter of 2001 was $146.1 million ($0.60 per diluted common share) compared to $143.1 million ($0.59 per diluted common share) in the second quarter of 2000. These net income results also include net realized after-tax investment losses of $0.2 million in the second quarter of 2001 and gains of $1.1 million in the second quarter of 2000.

   Chairman, President and Chief Executive Officer J. Harold Chandler said, "Many of our core business fundamentals continued to show improvement in the second quarter. Despite the slight shortfall from consensus earnings estimates due to adverse mortality experience in our group life operation, we are pleased with our strong group disability earnings, improved level of persistency in our employee benefits lines, continued solid investment portfolio results, and positive sales momentum in all lines of business."

Results by Segment
------------------

   The Employee Benefits segment, which includes group disability, group life, accidental death and dismemberment coverages ("AD&D"), group long-term care, and the results of managed disability, reported income before net realized investment gains and losses and federal income taxes ("income") of $120.2 million in the second quarter of 2001, compared to $121.4 million in the second quarter of 2000. Within the segment, the group disability line reported income of $90.4 million compared to $67.0 million in the prior year second quarter.
The improved operating performance resulted from a decline in the benefit ratio and growth in earned premium. The benefit ratio for group disability in the second quarter of 2001 was 83.9 percent compared to 87.6 percent one year ago. The improvement in the benefit ratio was primarily the result of a higher level of premium income, stable paid incidence, and higher claim recoveries in the Company's long-term disability business.

   Also within the Employee Benefits segment, the group life, AD&D, and group long-term care lines of business reported income of $26.2 million, compared to income of $51.6 million in the year ago quarter. The decline was primarily the result of adverse mortality experience in group life and lower AD&D results.

   Premium income for the Employee Benefits segment increased 7.2 percent to $1,080.9 million in the second quarter of 2001, compared to $1,008.2 million in the second quarter of 2000. New annualized sales (submitted date basis) for group disability increased 13.7 percent to $111.2 million in the second quarter of 2001, from $97.8 million in the second quarter of 2000. New annualized sales (submitted date basis) for group life, AD&D, and group long-term care increased
20.9 percent to $116.1 million in the second quarter of 2001, from $96.0 million in the second quarter of 2000. Premium persistency in the Company's long-term disability block was 85.0 percent for the first half of 2001 compared to 80.9 percent for the first half of 2000. Persistency also improved in the group life and short-term disability lines relative to a year ago. As a result of the improved persistency trends in the Employee Benefits segment, there was no additional amortization of deferred policy acquisition costs for persistency adjustments in the second quarter of 2001, compared to $7.3 million in the second quarter of 2000.

   The Individual segment includes results from the individual disability and individual long-term care lines of business. The Individual segment reported income of $77.2 million in the second quarter of 2001, compared to $71.9 million in the second quarter of 2000, an increase of 7.4 percent. Within this segment, the individual disability line of business reported income of $73.1 million in the second quarter of 2001, compared to income of $69.6 million in the year ago quarter. The improved results are primarily due to a stable benefit ratio and higher net investment income. Income in the individual long-term care line of business was $4.1 million for the second quarter of 2001 compared to $2.3 million for the same period of

2000. The improved performance in this line primarily resulted from strong revenue growth and a decrease in the benefit ratio driven by a lower rate of new claims.

   Premium income in the Individual segment increased 2.6 percent to $452.7 million in the second quarter of 2001, compared to $441.4 million in the second quarter of 2000. New annualized sales in the individual disability income line totaled $39.0 million in the second quarter of 2001, compared to $29.7 million in the second quarter of 2000, an increase of 31.3 percent. New annualized sales in the individual long-term care line totaled $13.7 million in the second quarter of 2001, compared to $10.7 million in the second quarter of 2000, an increase of 28.0 percent.

   The Voluntary Benefits segment, which includes the results of products sold to groups of employees through payroll deduction at the workplace, reported income of $40.3 million in the second quarter of 2001, compared to $39.4 million in the second quarter of 2000, an increase of 2.3 percent. Premium income for this segment increased 6.0 percent to $195.7 million in the second quarter of 2001, compared to $184.7 million in the second quarter of 2000. Total revenue growth was 6.6 percent in the second quarter of 2001, increasing to $228.3 million from $214.2 million in the year ago quarter. New annualized sales in this segment increased 13.9 percent to $66.4 million in the second quarter of 2001, from $58.3 million in the second quarter of 2000.

   The Other segment, which includes results from products no longer actively marketed, including individual life and corporate-owned life insurance, reinsurance pools and management operations, group pension, health insurance, and individual annuities, reported income of $16.6 million in the second quarter of 2001, compared to income of $23.3 million in the year ago quarter.

   The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill, and certain corporate expenses, reported a loss of $41.9 million in the second quarter of 2001, compared to a loss of $38.2 million in the second quarter of 2000. Interest expense in the second quarter of 2001 totaled $44.2 million, compared to $45.1 million in the second quarter of 2000.

   As of June 30, 2001, book value per common share was $23.77, compared to $21.12 a year ago. Book value per share excluding the net unrealized gains and losses on securities was $23.33, compared to $21.28 a year ago.

   UnumProvident Corporation senior management will host a conference call on Thursday, July 26 at 9:00 a.m. (eastern) to discuss the results of operations for the second quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-4911. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only
                                         ---------------------
mode. About fifteen minutes prior to the start of the call, you should access the "Investor and Shareholder Information" section of our website. A replay of the call will be available by telephone and on our website through Thursday, August 2. In addition, a pre-recorded script of the earnings press release will be available as soon as the release has crossed the wire services. This script will be accessible by telephone dial-in or on our website.

   The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

   A "safe harbor" is provided for "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic conditions; competitive factors, including pricing pressures; legislative or regulatory changes; and the interest rate environment and adverse changes in the securities markets. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, retained risks in reinsurance operations, and field force effectiveness with supporting product offerings and customer service. For further information of risks and uncertainties that could affect actual results, see the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Form 10-K for the fiscal year ended December 31, 2000 and similar cautionary statements in the subsequently filed Form 10-Q.

                                      ###

                               DIGEST OF EARNINGS
                                  (Unaudited)
                      UnumProvident Corporation (UNM:NYSE)
                                and Subsidiaries

                                                        Three Months                       Six Months
($ in millions except share data)                       Ended June 30                     Ended June 30
---------------------------------------------------------------------------------------------------------------
                                                    2001             2000             2001             2000
---------------------------------------------------------------------------------------------------------------
Revenue Excluding Net Realized Investment       $    2,364.5     $    2,421.9     $    4,706.6     $    4,816.2
 Gains and Losses
---------------------------------------------------------------------------------------------------------------
Income Before Special Items and Net             $      146.3     $      142.0     $      293.9     $      276.6
 Realized Investment Gains and Losses
---------------------------------------------------------------------------------------------------------------
Income Before Net Realized Investment           $      146.3     $      142.0     $      329.1     $      276.6
 Gains and Losses
---------------------------------------------------------------------------------------------------------------
Net Income                                      $      146.1     $      143.1     $      328.1     $      277.6
---------------------------------------------------------------------------------------------------------------
Average Shares - Basic                           241,720,515      240,755,146      241,555,972      240,684,929
---------------------------------------------------------------------------------------------------------------
Average Shares - Assuming Dilution               244,008,995      241,645,479      243,582,381      241,529,467
---------------------------------------------------------------------------------------------------------------
Income Per Share Before Special Items and       $       0.61     $       0.59     $       1.22     $       1.15
 Net Realized Investment Gains and Losses
 - Basic
---------------------------------------------------------------------------------------------------------------
Income Per Share Before Net Realized            $       0.61     $       0.59     $       1.36     $       1.15
 Investment Gains and Losses - Basic
---------------------------------------------------------------------------------------------------------------
Net Income Per Share - Basic                    $       0.60     $       0.59     $       1.36     $       1.15
---------------------------------------------------------------------------------------------------------------
Income Per Share Before Special Items and       $       0.60     $       0.59     $       1.21     $       1.15
 Net Realized Investment Gains and Losses
 - Assuming Dilution
---------------------------------------------------------------------------------------------------------------
Income Per Share Before Net Realized            $       0.60     $       0.59     $       1.35     $       1.15
 Investment Gains and Losses - Assuming
 Dilution
---------------------------------------------------------------------------------------------------------------
Net Income Per Share - Assuming Dilution        $       0.60     $       0.59     $       1.35     $       1.15
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Book Value                                                                        $      23.77     $      21.12
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Book Value Excluding Net Unrealized Gains                                         $      23.33     $      21.28
 and Losses on Securities
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